 EXHIBIT 99.(a)(1)(C)

Offer to Purchase for Cash
Up to 1,953,423 Shares of Common Stock
of
MICT, INC.
at
$1.65 NET PER SHARE
by
BNN TECHNOLOGY PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 15, 2019, UNLESS THE OFFER IS EXTENDED.

February 5, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by BNN Technology PLC, a private limited company organized under the laws of the United Kingdom (the “Purchaser”), to act as information agent in connection with Purchaser’s offer to purchase up to 1,953,423 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of MICT, Inc., a Delaware corporation (“MICT” or the “Company”), at a price of  $1.65 per Share, net to the seller, in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 5, 2019 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee.

As discussed in the Offer to Purchase, the Purchaser is not conducting the Offer in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

For your information and for forwarding to your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;
2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included IRS Form W-9 and Instructions for IRS Form W-9;
3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
4.	A return envelope addressed to Continental Stock Transfer & Trust Company (the “Depositary”) for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, March 15, 2019, unless the Offer is extended.

Certain conditions to the Offer are described in Section 13 — “Conditions to the Offer” of the Offer to Purchase.

For Shares to be properly tendered pursuant to the Offer, the following must be received by the Depositary at its address set forth in the Offer to Purchase before the Offer expires: (i) if the Shares being tendered are certificated, (A) the Letter of Transmittal, properly completed and duly executed, (B) stock certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal or (ii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal, all in accordance with the Offer to Purchase and Letter of Transmittal.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Morrow Sodali LLC (the “Information Agent”) at the address and telephone number set forth below.

Very truly yours,

Morrow Sodali LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU (OR ANY PERSON) THE AGENT OF PURCHASER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call (203) 658-9400

Email: MICT.info@morrowsodali.com